Exhibit 10.25

5470 Great America Parkway Santa Clara, CA 95054 www.aristanetworks.com

Manny Rivelo

December 21, 2017

Dear Manny,

On behalf of Arista Networks, Inc. (the “Company”), I am pleased to offer you a full-time exempt position as Senior Vice President, Chief Sales Officer starting on January 8, 2018 (the “Start Date”). You have until December 27, 2017 to accept this offer, at which time it expires. The terms of this offer are as follows:

1. Salary: The Company will pay you a base salary of $300,000.00 per year in accordance with the Company's standard payroll policies.

2. Sign-on Bonus: The Company will pay you a sign-on bonus in the amount of $25,000.00, less applicable taxes, by December 31, 2017. Payment will be made in accordance with the Company’s standard payroll policies.

3. Benefits: During the term of your employment, you will be eligible to participate in all of the Company's standard health, vacation, and other benefits covering employees. The Company reserves the right to change the benefit plans and programs it offers to its employees at any time.

4. Bonus: You will be eligible to participate in the Company’s Corporate bonus program pursuant to the terms of such bonus program. Any bonus paid pursuant to the Company’s Corporate bonus program is in the sole discretion of the Company, and may be any amount from zero, should the Company choose no bonus should be paid, up to a maximum bonus of 200% of your then-current base salary. Please note that you must be an employee of the Company on the payout date of the Corporate bonus payout to be eligible to receive any such bonus. Additionally, your receipt of a bonus in one year does not necessarily mean you will receive a bonus the next year, nor does it convey any promise of continued employment. Your employment is, at all times, at-will in accordance with the terms of your offer letter and the Company’s applicable policy. Lastly, as a reminder, both your base salary and the components of your Corporate bonus are subject to periodic review and may be modified by the Company as deemed necessary in its sole and absolute discretion.

5. Stock: At the first regularly scheduled meeting of the Company’s board of directors following the Start Date, it will be recommended that you will be granted restricted stock units covering 20,000 shares of the Company common stock (the “RSUs”) pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”) and individual RSU agreement. The RSUs will be governed by the form of RSU Agreement. Subject to the accelerated vesting provisions set forth in such stock option agreement and in the Severance Agreement (as defined below), the Company’s restricted stock units vest on 4 designated dates each quarter (each, a “Quarterly Vesting Date”). Your RSU Agreement will specify these Quarterly Vesting Date. Your RSUs will vest at a rate of 1/5 on the first Quarterly Vesting Date after the one year anniversary of the vesting commencement date and 1/20th of the RSUs vest per quarter on each Quarterly Vesting Date thereafter over a total of approximately five years. All vesting is subject to your continued service to the Company through each Quarterly Vesting Date. If your status as a Service Provider terminates for any reason, the unvested portion of your RSUs, after giving effect to the applicable acceleration provisions, terminate as shall be set forth in the Plan and the RSU Agreement.

Your employment with the Company is “at-will”. This means that it is not for any specified period of time and can be terminated either by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibilities, reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. Notwithstanding the foregoing, you may be entitled to accelerated vesting and other severance benefits in the event of a termination or change in the nature of your job, all as set forth in the Severance Agreement.

This offer is conditioned on you signing the Company’s Employment, Confidential Information and Invention Assignment Agreement (the “Confidentiality and Invention Assignment Agreement”) and submitting the legally required proof of your identity and authorization to work in the United States. By signing and accepting this offer, you represent and warrant that you are not subject to any other legal obligation that prevents you to be employed with or to provide services to the Company.

The Company intends that all payments made under this letter agreement be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any guidance promulgated thereunder (“Section 409A”) so that none of the

5470 Great America Parkway Santa Clara, CA 95054 www.aristanetworks.com payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so be exempt or comply. You and the Company agree to work together in good faith to consider amendments to this letter agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will the Company reimburse you for any taxes that may be imposed on you as a result of Section 409A.

On the Start Date, you and the Company will enter into a Severance Agreement dated as of the Start Date in the form attached hereto as Exhibit A (the “Severance Agreement”). This letter agreement, the Severance Agreement (when entered into), the Confidentiality and Invention Assignment Agreement, the RSU Agreement (when entered into upon grant of the RSUs) set forth the terms of your employment with the Company and supersede any prior representations and agreements, whether written and oral. This letter agreement may not be modified or amended, except by a written agreement, signed by both you and the Company’s Chief Executive Officer. This letter agreement is governed by California law. If any provision of this agreement is held invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable.

Manny, I look very much forward to working with you. Sincerely,

/s/ Anshul Sadana
Anshul Sadana
Chief Customer Officer

Enclosure:
Exhibit A - Severance Agreement

Accepted:	/s/ Manuel Rivelo	Date:	12/22/2017